FORM 8-K


                       SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON DC 20549


                                 CURRENT REPORT



     Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934




                       MEDISCIENCE TECHNOLOGY CORPORATION
          -------------------------------------------------------------
               (EXACT NAME OF REGISTRANT AS SPECIFIED ON CHARTER)



       NEW JERSEY                   0-7405                      22-1937826
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(State of Incorporation)     (Commission File No.)         (IRS Employer
                                                            Identification No.)



         1235 Folkstone Way, P.O. Box 598, Cherry Hill, New Jersey 08003
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                    (Address of principal executive offices)



        Registrant's telephone number. Including area code (856) 428 7952
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                 (Former Address, if changed, since last report)

Item 5. Other Materially Important Events

A Effective May 31, 2002 and unanimously approved by the Board of Directors May 30, 2002 Registrant executed a new contract with the Research Foundation City University of New York (RFCUNY), that supercedes all prior agreements with (RFCUNY), erases all MTC debt to RFCUNY and reduces MTC royalty rate from 5% to 3.25% as to all patent/patent applications of a Medical nature in exchange for the following consideration to (RFCUNY): 1. Registrant's cash payment of $85,045.00, 2. Registrant's issuance to RFCUNY of 283,228 SEC144 shares. 3. Registrant's issuing a five (5) year. Warrant to (RFCUNY) providing (RFCUNY) the right to purchase six hundred thousand (600,000) SEC144 shares at one dollar ($1.00) per share. The agreement protects Registrant by affirming Registrant's ownership and/or exclusive license of all MEDICAL APPLICATIONS embodied in Registrants patent list attached to the contract as exhibit A. RFCUNY has a prior warrant to purchase five hundred thousand (500,000) shares of Mediscience common Rule 144 shares at one dollar ($1.00) per share expiring December 31, 2003. Total warrants presently in RFCUNY for Mediscience common SEC 144 shares is One Million one hundred thousand (1,100,000).



B Effective May 31, 2002 and unanimously approved by the Board of Directors May 30, 2002 Registrant executed and fully funded a new agreement with "The Institute for Ultra fast Spectroscopy and Lasers Center for Ultrafast Photonics and Mediphotonics Laboratory of City University of New York". Term: July 1, 2002 to June 30, 2003. The agreement provides continual technical and research assistance to Registrant in support of existing and anticipated clinical trials in the United States and India.

                                   SIGNATURES



Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized



                                          MEDISCIENCE TECHNOLOGY CORPORATION



                                          /s/ Peter Katevatis
                                          --------------------------------
                                          Peter Katevatis, Chairman




Dated June 12, 2002